Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Elastic N.V. of our report dated June 16, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Elastic N.V.’s Annual Report on Form 10-K for the year ended April 30, 2023.
/s/ PricewaterhouseCoopers LLP
San Jose, California
June 16, 2023